Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the current registration statement on Form S-3 of LaSalle Hotel Properties of our report dated January 22, 2004 with respect to the financial statements of Convention Hotel Partners, LLC, included in Form 8-K/A of LaSalle Hotel Properties dated February 10, 2004 and filed March 3, 2004 and to the reference to our firm under the heading “experts” in the current registration statement.

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois

January 30, 2006